Exhibit 99.2

November 12, 2025

Dear Playboy Stockholders:
The past year’s hard work in reorienting Playboy around a high-margin, asset-light model was further demonstrated in Q3. This marks our third consecutive quarter of positive adjusted EBITDA and our first quarter of net income since going public. The improvements delivered in the first nine months of 2025, generating almost $10 million of adjusted EBITDA (inclusive of $4.6 million of litigation expense, without which adjusted EBITDA would have been $14.6 million) versus more than $6 million of adjusted EBITDA loss during the same period last year, reflect the work we have done stabilizing the business around licensing and now positions us to focus on growth

Here are the financial highlights for Q3 2025:

•Revenue was $29.0 million

•Net income was $0.5 million

•Adjusted EBITDA was $4.1 million, inclusive of $2.5 million of legal expenses, without which it would have been $6.6 million

Our underlying revenue trend is encouraging versus a year ago quarter. The third quarter of 2024 included $1.3 million of one-time revenue associated with the outsourcing of our ecommerce business and $0.4 million related to the closing of seven stores at Honey Birdette. Adjusting for those revenue items, revenue would have been up 4.2% for the quarter.

Q3 2025 saw a 61% increase in licensing revenue year-over-year. We signed six new licensing deals in Q3, bringing our total new deals for the year to 14. Additionally, we restructured our China partnership with a subsidiary of Li & Fung, moving them to a percentage of revenue structure to better align our interests moving forward.

As previously reported, we were awarded $81 million in damages in a Hong Kong arbitration against a former China licensee. We are taking all appropriate steps to obtain recovery of the award in full, including filing for recognition and enforcement of the award in the Chinese courts. However, it will take time to pursue the award through the Chinese legal system.

Honey Birdette delivered comparable same stores growth of 22%, and gross margins improved 700 basis points from 54% to 61%. We continued to intentionally reduce the number and depth of promotional events to improve the health of the brand. As a result, full priced sales increased by 15%.

Now let’s talk about our go forward business model and associated growth, which we believe will be substantial over time and done in a measured way without significant investment.

The first step in returning to growth is clearly redefining how we want to leverage the Playboy brand. We have been doing comprehensive brand work with a third-party agency over the past four months. That work is nearing completion, and fully supports our growth plans centered around content. Playboy is returning to its roots as an aspirational men’s lifestyle brand, with beautiful women at its core.

The future of the Playboy business begins with story-driven content. For over 70 years, compelling content has been the foundation of what makes Playboy one of the most iconic brands in the world. Content is our brand voice—it fuels our cultural relevance and drives every aspect of our business.

Looking ahead, our strategy and business model will be focused on three verticals: licensing, media and experiences, and hospitality.

First, our recurring and high-margin licensing business is the cornerstone of our visibility and profitability. The new content we are creating opens new doors for licensing opportunities, strengthening our brand presence across categories and geographies. The last time we invested in content we saw significant new licensing opportunities emerge, such as Pac Sun, and high-profile collaborations, such as Saint Laurent, Amiri and OVO. We expect our investment in content will lead to similar significant licensing and high-profile collaborations opportunities in the future.

Second, our media and experiential vertical will be driven by our new content and monetized through subscriptions, paid voting/community engagement, and brand sponsorships. We have begun testing new offerings with encouraging results, including the relaunch of Playboy magazine, for which we have seen meaningful demand, as well as the Great Playmate Search we launched on a trial basis. We had three goals with the contest: (1) begin to rebuild a database of creators, (2) expand our user database, and (3) generate revenue. We are thrilled with the results of this trial so far. Approximately 16,000 contestant registrations, with a combined follower count of over 200 million on just TikTok and Instagram, and over 100,000 voters who have cast over 1 million votes.

The Playmate competition is still in progress, and we plan to launch the next one in early 2026. Equally as important is that we have learned a lot from the initial trial competition, and we expect to deliver even better results in future contests. We believe paid voting will be a multi-million-dollar annual business for us.

The Winter 2025-26 issue of Playboy magazine hit newsstands yesterday, and is featured in all Barnes & Noble and Books-a-Million locations, in addition to distribution across Europe. The magazine is an impressive 240 pages, features 12 Playmates of the Month, and showcases iconic images of Jane Birkin from our archives.

Building on this momentum, we plan to bundle a mix of our existing offerings into a subscription package. This is expected to create a more engaged and loyal audience. Subscribers will not only receive four quarterly issues of our magazine, but also the Playmate calendar, exclusive new content, access to seven decades of content from our archives, and early access to new Playmate photo shoots. Although the magazine will be published quarterly, we plan to debut a new Playmate each month behind a paywall, accessible only to subscribers. Additional benefits will include subscriber-only “ask me anything” interviews with the Playmate of the Month and exclusive voting for Playmate of the Year.

Beyond subscriptions, we also expect to generate incremental revenue through a modern entertainment and media strategy that consists of podcasts, social media and executive producer fees from television and film projects. In support of this strategy, we have already signed two term sheets: one with Cooper Hefner to license certain IP for an original feature film called Dead After Dark, and another with Propagate Content to develop The Great Playmate Search into a reality TV show. Both of these deals are structured similarly to licensing deals, including a share of related profits.

In the longer term, we plan to incorporate unique experiences into our subscription offerings, reviving some of the exclusive things that have historically resonated with our community, such as golf outings and poker tournaments hosted by our Playmates.

Third, our hospitality vertical will focus on membership. As previously announced, we are planning to launch a Playboy Club in Miami Beach as part of our relocation to the city. Over the past few months, we have made substantial progress laying the groundwork for this initiative. To that end, we have signed a non-binding term sheet with a group of local Miami investors to invest $25 million into Playboy hospitality, and we have made substantial progress toward selecting our future operating partner. We envision this vertical to be similar to licensing, with Playboy contributing the IP and the investors contributing capital. We believe hospitality represents a significant growth opportunity and a powerful extension of the Playboy brand.

Honey Birdette continues to perform on both the top and bottom lines, as we have been working to keep the brand elevated and aspirational, concentrating on healthy full-price sales at high margins rather than deeply discounted sales at low margins. Moving forward, we plan to focus on ecommerce and our U.S. and flagship brick-and-mortar stores. We recently redesigned and rebuilt our website with the following goals in mind: increase conversion and average order value (AOV), launch loyalty, and add more language translations. To that end, we have seen AOVs increase 9%, we are turning on an integrated loyalty program in two weeks, and we are adding another two language translations next month, on top of the eight we have in place today. With ecommerce leading the way, we will begin our expansion into the Middle East and Asia-Pacific regions. From a brick-and-mortar perspective, we are committed to our U.S. and flagship stores, while evaluating the stores that aren’t performing in line with our expectations. Sales growth at our U.S. and flagship stores is significantly outpacing the broader store base and carry four-wall margins in excess of 30%. We are also exploring the potential to raise capital at Honey Birdette to allow us to invest further in accelerating Honey Birdette’s growth without diverting resources from our strategy to expand the Playboy-branded business.

As we close out the year and move into 2026, we are excited to begin rolling out our new brand positioning for Playboy. You will start to see this coming to life across our digital presence—from enhanced website functionality and the introduction of subscription offerings, to premium content behind a paywall as part of our broader digital strategy. These initiatives will culminate in a redesigned Playboy.com. We are taking the necessary steps to ensure strong cash flow to support the growth of our business.

We had over $32 million in cash on the balance sheet as of the end of Q3. We have also amended our debt facility, extending maturity until May 2028 and providing for interest rate reductions based on certain prepayments.

With our brand evolution nearing completion, a clear vision in place, and a business plan designed to balance downside protection with meaningful growth potential, we remain highly optimistic about the opportunities ahead for Playboy.

Stay Playful!
Ben

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